UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No.     )

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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C&D Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 23, 2011

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of C&D Technologies, Inc. to be held on Thursday, June 2, 2011, at 9:00 a.m. CDT, at The Iron Horse Hotel located at 500 West Florida Street, Milwaukee, Wisconsin. Your Board of Directors and management look forward to personally greeting you there.

Whether or not you plan to attend, your shares will be represented and voted at the Annual Meeting if you promptly complete, sign, date and return the enclosed proxy card in the envelope provided.

We thank you for your cooperation and continued support.

Sincerely,

DAVID L. TREADWELL
Chairman of the Board

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 2, 2011

The Annual Meeting of Stockholders of C&D Technologies, Inc. (“C&D”) will be held at The Iron Horse Hotel located at 500 West Florida Street, Milwaukee, Wisconsin, on Thursday, June 2, 2011, at 9:00 a.m. CDT, for the following purposes:

1.	To elect seven directors of C&D to serve until C&D’s 2012 Annual Meeting of Stockholders and until their successors are elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for C&D for the fiscal year ending January 31, 2012.

3.	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

Stockholders of record at the close of business on April 20, 2011, will be entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy, which is being solicited by the Board of Directors, and return it promptly in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on June 2, 2011:

The 2011 Proxy Statement and C&D’s 2011 Annual Report are available at:

www.cdtechno.com/proxymaterials/

BY ORDER OF THE BOARD OF DIRECTORS

ARIA A. KLEES
Secretary

May 23, 2011

C&D Technologies, Inc., 1400 Union Meeting Road

Blue Bell, PA 19422-0858, (215) 619-2700

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 2, 2011

Your proxy is solicited by and on behalf of the Board of Directors of C&D Technologies, Inc. (“C&D”, “the Company”, “we” or “our”) to be used at the Annual Meeting of Stockholders to be held at The Iron Horse Hotel located at 500 West Florida Street, Milwaukee, Wisconsin, on Thursday, June 2, 2011, at 9:00 a.m. CDT, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?

•	Election of directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for C&D for the fiscal year ending January 31, 2012.

Who is entitled to vote?

Stockholders as of the close of business on April 20, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date.

How do I vote?

You should sign and date each proxy you receive and return it in the enclosed, self-addressed envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the seven directors described in this Proxy Statement and FOR the ratification of the appointment of the independent registered public accounting firm. You may also vote in person at the meeting.

How are proxies solicited?

C&D will bear the cost of the solicitation of proxies. We will make solicitations initially by first class mail; however, officers and regular employees of C&D may solicit proxies personally or by telephone or the Internet. We will not compensate those persons specifically for these services. C&D will reimburse brokers, banks, custodians, nominees and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of these shares. C&D may employ an outside firm to assist in the solicitation of proxies, and the cost, if any, for such services will be paid by C&D.

We are mailing this Proxy Statement to stockholders on or about May 23, 2011.

How should I sign the proxy?

You should sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign your own name as custodian, not the name of the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

May I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by (1) delivering a written revocation to the Secretary of C&D or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I receive more than one proxy card?

If you hold shares registered in more than one account, you will receive a proxy card for each account. You should sign and return all proxies so that all your shares will be voted.

Who will count the votes?

A representative of BNY Mellon Shareowner Services, C&D’s transfer agent, will tabulate the votes and act as the independent inspector for the election.

What constitutes a quorum?

We are required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. As of April 20, 2011, the Record Date, 15,196,562 shares of Common Stock were issued and outstanding. Abstentions and broker non-votes (which we define below) are counted as if stockholders were present for purposes of determining whether a quorum is present at the meeting.

How many votes are needed for the approval of each item?

There are differing requirements for the approval of the proposals. Voting in the election of directors is not cumulative; directors will be elected by a plurality of the votes cast at the Annual Meeting, which means that the seven nominees with the most FOR votes will be elected directors. We will count only votes cast for a nominee. Accordingly, abstentions and broker non-votes are not counted for purposes of voting in the election of directors. Your proxy will be voted FOR the seven nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm must be approved by a majority vote of the holders of the outstanding shares of C&D common stock present at the Annual Meeting in person or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes will count as votes against this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a stockbroker submits a proxy that does not indicate a vote for a proposal because the stockbroker has not received instructions from the beneficial owners on how to vote on the proposal and does not have the authority to vote without instructions.

What percentage of C&D Common Stock do directors and executive officers own?

Together, our current directors and executive officers owned approximately .4% of our Common Stock on April 20, 2011. We have provided you with details under the heading “Beneficial Ownership of Management”.

What is the deadline for submitting stockholder proposals at our 2012 Annual Meeting?

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Securities and Exchange Commission (“SEC”), wishes to submit a proposal for inclusion in C&D’s Proxy Statement for its 2012 Annual Meeting of Stockholders must deliver such proposal in writing to C&D’s Secretary at C&D’s principal executive offices at the address at the front of this Proxy Statement no later than January 3, 2012.

Pursuant to Article II, Section 11 of C&D’s By-laws, if a stockholder wishes to present at C&D’s 2012 Annual Meeting of Stockholders (1) a proposal relating to nominations for and election of directors or (2) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in C&D’s By-laws, which are summarized below. Written notice of any such proposal containing the information required under C&D’s By-laws, as described herein, must be delivered in person, by first class United States mail, postage prepaid or by reputable overnight delivery service to C&D’s Secretary at C&D’s principal executive offices at the address at the front of this Proxy Statement during the period commencing on January 2, 2012 and ending on February 2, 2012.

A written proposal of nomination for a director must set forth (1) the name and address of the stockholder who intends to make the nomination (the “Nominating Stockholder”), (2) the name, age, business address and, if known, residence address of each person so proposed, (3) the principal occupation or employment of each person so proposed for the past five years, (4) the number of shares of capital stock of C&D beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (5) a description of any arrangement or understanding between each person so proposed and the Nominating Stockholder with respect to such person’s proposal for nomination and election as a director and actions to be proposed or taken by such person as a director, (6) the written consent of each person so proposed to serve as a director if nominated and elected as a director and (7) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed. The candidates nominated by stockholders for election as a member of C&D’s Board of Directors who will be eligible to be considered or acted upon for election at the 2011 Annual Meeting will be those nominated in accordance with the By-law provisions summarized in this section, and any stockholder nominee not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of stockholders.

A stockholder proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy solicitation rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders. Only stockholder proposals submitted in writing in accordance with the By-law provisions summarized above will be eligible for presentation at the 2012 Annual Meeting of Stockholders, and any matter not submitted to C&D’s Board of Directors in accordance with such provisions, except for a proposal pursuant to Rule 14a-8 of the proxy rules of the SEC, will not be considered or acted upon at such meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL No. 1 - ELECTION OF DIRECTORS

At the Annual Meeting, you will be electing seven directors, which will constitute the entire Board of Directors. The total number of directors of the C&D Board was decreased from nine to seven, effective December 23, 2010. Each nominee for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve as a director for any reason, the named proxies will vote for a substitute nominee designated by the Board of Directors or, if none is so designated, will vote according to their judgment.

Directors are elected annually to serve until the next annual meeting of stockholders or until their successors have been elected or until the annual meeting following the year in which he/she reaches age 70 (“Retirement Age”), pursuant to the provisions of the charter of the Nominating/Corporate Governance Committee. The Board of Directors has determined that it is in the best interests of the Company that Mr. Hines and Mr. Gaffney be recommended for re-election by the stockholders, at the Annual Meeting, to serve as members of the Board for an additional term notwithstanding their having reached Retirement Age.

Recommendation. The Board of Directors recommends a vote FOR the seven nominees for election as directors at the Annual Meeting.

The nominees for election to the Board of Directors are set forth below, together with certain biographical information. Also included below is information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of C&D at the time of filing this Proxy Statement. As reflected, the Nominating/Corporate Governance Committee seeks out, and the Board of Directors is comprised of, individuals whose background, skills and experience complement those of the other Board members.

Name of Nominees for Director	Age
David L. Treadwell (1)(2)	56
Todd W. Arden (1)(2)	44
Kevin P. Dowd (1)(3)	62
James J. Gaffney (1)	70
Michael Gallagher (2)(3)	47
Jeffrey A. Graves	50
Andrew P. Hines (3).	71

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating/Corporate Governance Committee.
(3)	Member of the Audit Committee.

David L. Treadwell has been a director since December 2010 and Chairman of the Board since January 2011. Since August 2006, Mr. Treadwell has been President and Chief Executive Officer of EP Management Corporation (f/k/a EaglePicher Corporation), a $600 million diversified industrial products company. From July 2005 to November 2005 he served as President of the EaglePicher Hillsdale division and was promoted to COO of EaglePicher in November 2005. Mr. Treadwell is also Lead Director of Flagstar Bancorp, Inc. and a director of Fairpoint Communications. Mr. Treadwell was named as member to our Board of Directors in December 2010 and was recommended to serve as a member of our Board of Directors by a security holder of the Company.

Mr. Treadwell brings to the Board extensive management experience and an understanding of the industrial products industry. Additionally, his operational experience, expertise in strategic planning, and knowledge gained through years of service as a board member of public and private corporations make him a valuable asset to our Compensation and

Nominating/Corporate Governance Committees, as well as our full Board.

Todd W. Arden has been a director since December 2010. Since 2000, Mr. Arden has been employed at Angelo, Gordon and currently serves as a Managing Director in the distressed securities group. Prior to joining Angelo, Gordon, Mr. Arden served as a Portfolio Manager/Analyst within AIG/SunAmerica’s High Yield Group. Previously, he was a Senior Equity Analyst to Troubh Partners. Todd began his career as a Manager in Arthur Andersen’s Financial Consulting Services practice, concentrating in the distressed/litigation support area. Mr. Arden was named as member to our Board of Directors in December 2010 and was recommended to serve on our Board of Directors by a security holder of the Company.

Mr. Arden’s professional experience as a Chartered Financial Analyst as well as his broad leadership ability and relevant experience in distressed security matters makes him a valuable asset to our Compensation and Nominating/Corporate Governance Committees, as well as our full Board.

Kevin P. Dowd has been a director of C&D since January 1997 and served as Chairman of the Board from June 2008 to January 2011. From March 2004 to July 2008, Mr. Dowd was Chairman and Chief Executive Officer of Sonitrol, Inc., a leading commercial security provider in North America. Sonitrol was acquired by The Stanley Works in July 2008. From August 1988 to March 2001, he was employed by Checkpoint Systems, Inc., where he last held the position of President and Chief Executive Officer and served as a member of the Board of Directors.

Mr. Dowd’s leadership and management experience gained through years of service as a chief executive officer and board member of public and private corporations qualifies him to serve on our Audit and Nominating/Corporate Governance Committees and our Board.

James J. Gaffney has been a director since December 2010. From 1997-2003, Mr. Gaffney provided consulting services to GS Capital Partners II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I LP and Goldman, Sachs & Co. and other affiliated investment funds in relation to an investment held by those funds. Mr. Gaffney currently serves on various public Boards of Directors including; Imperial Sugar Company where he serves as Chairman of the Board and is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee; SCP Pool Inc. where he is a member of the Audit Committee and Chairman of the Governance Committee; Beacon Roofing Supply, Inc. where he is Chairman of the Compensation Committee and a member of the Governance Committee; and Armstrong World Industries where he is Chairman of the Governance Committee and a member of the Compensation Committee. Mr. Gaffney was named as member to our Board of Directors in December 2010 and was recommended to serve as a member of our Board of Directors by a security holder of the Company.

Mr. Gaffney’s extensive leadership and management experience gained through years of service as Chief Executive Officer and board member of public and private corporations makes him a valuable asset to our Compensation Committee, where he serves as Chairman, as well as our full Board.

Michael Gallagher has been a director since December 2010. Since November 2010, Mr. Gallagher has been a Venture Partner for the Alexandria, Virginia based equity investor, Columbia Capital, focusing on Telecom Infrastructure Projects. From 2007 to February 2010, Mr. Gallagher was employed at Nuvox Communications where he held the title of President of Sales and Marketing. While with Nuvox Communications, Mr. Gallagher was responsible for managing a 600 person sales force and associated $570 million revenue stream. He created and implemented various VOIP business class products such as MPLS networking and large capacity dedicated internet bandwidth. Nuvox sold to publicly traded Windstream Communications in February 2010. From 1998 to 2007, Mr. Gallagher was the Chief Executive Officer and Founder of Florida Digital Network (FDN Communications), a local telephone and broadband network for business customers in the major cities of Florida. FDN raised over $120 million in venture capital, making it the largest ever venture backed enterprise in the State of Florida at the time. Mr. Gallagher is also a member of the Rollins College Crummer Business School Advisory Board. Mr. Gallagher was named as member to our Board of Directors in December 2010 and was recommended to serve as a member of our Board of Directors by a security holder of the Company.

Mr. Gallagher’s entrepreneurialism and extensive leadership experience, coupled with his capital formation and finance expertise make him a valuable asset to our Nominating/Corporate Governance Committee, where he serves as Chairman, our Audit Committee and our full Board.

Jeffrey A. Graves has been a director of C&D and its President and Chief Executive Officer since July 2005. From July 2001 to January 2005, Dr. Graves was employed at Kemet Electronics Corporation, a manufacturer of high performance capacitor solutions, including surface-mount capacitor technologies, where he last held the position of Chief Executive Officer. From 1994 to 2001, Dr. Graves held a number of key leadership positions with General Electric (“GE”) Company’s Power Systems Division and Corporate Research & Development Center. Prior to working for GE, Dr. Graves held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves is also a director of Teleflex Incorporated and Hexcel Corporation, and served on the Board of Technitrol, Inc. from January 2006 through May 2007.

Dr. Graves’ knowledge of our company, gained through his service as our President and Chief Executive Officer since 2005, enables him to provide useful insights to our Board regarding our business, operations, people, customers, suppliers and shareholders.

Andrew P. Hines has been a director since December 2010. Mr. Hines has been a principal of Hines and Associates, a financial management consulting firm since July 2010. From September 2009 to June 2010, Mr. Hines served as Executive Vice President/Chief Financial Officer of World Color Press Inc. (“Worldcolor”) (formerly Quebecor World), a company which provided high-value and comprehensive print, digital, and related services to businesses worldwide. From October 2006 to August 2009, Mr. Hines was a principal of Hines and Associates, and from October 2005 to September 2006, he served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals. Mr. Hines is also a director of Tronox Incorporated where he is Chairman of the Audit Committee and Hughes Telematics, Inc. where he is Chairman of the Audit Committee. From November 2003 to 2007, Mr. Hines served as a director and Chairman of the Audit Committee of Superior Essex, Inc. Mr. Hines was named as member to our Board of Directors in December 2010 and was recommended to serve as a member of our Board of Directors by a security holder of the Company.

Mr. Hines has in-depth financial experience and highly valued senior leadership experience, making him a valued member of our Board of Directors. Because of his accounting background and extensive financial experience, Mr. Hines has been named Chairman of the Audit Committee, as well as the “Audit Committee financial expert”, as defined by the applicable rules of the Securities and Exchange Commission.

PROPOSAL No. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm for the fiscal year ending January 31, 2012. The Audit Committee has the sole authority to appoint or replace C&D’s independent registered public accounting firm. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if he/she so desires, may make a statement.

We have been informed by PricewaterhouseCoopers LLP that they are an independent registered public accounting firm with respect to C&D, within the meaning of the securities laws administered by the SEC and the requirements of the Public Company Accounting Oversight Board, which has adopted the requirements of the Independence Standards Board.

Neither the Company’s By-laws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of C&D and its stockholders.

Fees of Independent Registered Public Accounting Firm

The work performed for C&D by PricewaterhouseCoopers LLP during the fiscal year ended January 31, 2011 was approved in advance by C&D’s Audit Committee. The aggregate fees for services performed by PricewaterhouseCoopers LLP during the fiscal years ended January 31, 2011 and 2010 are set forth below.

Audit and Non-Audit Fees

	Fiscal Year Ended January 31,
Fee Category	2011	2010
Audit Fees (1)	$1,291,300	$1,493,678
Audit-Related Fees (2)	$42,500	$43,000
Tax Fees (3)	$4,500	$2,700
All Other Fees (4)	$1,800	$1,500

Grand Total	$1,340,100	$1,540,878

(1)	The Audit Fees for the years ended January 31, 2011 and 2010 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting of C&D, its foreign subsidiaries’ statutory audits and professional services related to C&D’s filings with the SEC.
(2)	The Audit-Related Fees for the years ended January 31, 2011 and 2010 were for assurance and other services related to employee benefit plan audits.
(3)	The Tax Fees for the years ended January 31, 2011 and 2010 were for services related to C&D’s foreign subsidiaries. PricewaterhouseCoopers LLP is not the principal provider of tax services to C&D.
(4)	All Other Fees for the years ended January 31, 2011 and 2010 were for an annual subscription to PricewaterhouseCoopers’ compilation of global financial reporting and assurance literature.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee routinely reviews and pre-approves services that may be provided by the independent registered public accounting firm. The Audit Committee revises the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but has delegated pre-approval authority to the chair of the committee or his/her designee. The member to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including audits for subsidiaries or affiliates of C&D and services associated with registration statements, periodic reports and other documents filed with the SEC.

Audit-related services must also be pre-approved by the Audit Committee. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”; financial audits of employee benefit plans; and agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.

Recommendation. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm for the fiscal year ending January 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of the Record Date by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group. All amounts provided for herein have been adjusted to reflect the Company’s 1-for-35 reverse stock split effected March 14, 2011. Except as indicated in the footnotes below and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of the individuals listed below is C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power over the security, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Angelo, Gordon & Co., L.P.(2) John M. Angelo Michael L. Gordon 275 Park Avenue New York, NY 10167	9,857,990	64.86%
Bruce & Co., Inc.(3) 20 North Wacker Dr., Suite 2414 Chicago, IL 60606	1,660,652	10.93%
Swiss Re Financial Products Corporation (4) 55 East 52nd Street New York, NY 10055	1,221,254	8.04%
Todd Arden	0	*
Kevin P. Dowd (5)	8,366	*
Mike Gallagher	0	*
Jim Gaffney	0	*
Andrew Hines	0	*
David Treadwell	0	*
Jeffery A. Graves (6)	36,465	*

Ian J. Harvie (7)	10,672	*
James D. Dee (8)	1,225	*
Todd J. Greenspan (9)	0	*
All Directors and Named Executive Officers as a Group (10 persons) (10)	55,503	*

*	Less than one percent.
(1)	In determining Percentage of Class, the number of shares outstanding includes shares issuable to the specific director, officer or group identified in the table but no other shares issuable on exercise of stock options by any other person.
(2)	Based solely on the Schedule 13D/A, dated December 28, 2010, filed by Angelo, Gordon & Co., L.P., John M. Angelo and Michael L. Gordon. The Schedule 13D/A relates to shares of the Company’s common stock beneficially owned for the account of certain private investment funds for which Angelo, Gordon & Co., L.P. acts as investment adviser. Angelo, Gordon & Co., L.P. may be deemed to have sole power to direct the voting and disposition of the 9,857,990 shares of the Company’s common stock. Mr. Angelo may be deemed to have shared power to direct the voting and disposition of the 9,857,990 shares of the Company’s common stock; and Mr. Gordon may be deemed to have shared power to direct the voting and disposition of the 9,857,990 shares of the Company’s common stock.
(3)	Based solely on the Schedule 13G, dated January 6, 2011, filed by Bruce & Co., Inc. The Schedule 13G relates to shares of the Company’s common stock beneficially owned for the account of Bruce Fund, Inc., a Maryland registered investment company, and the accounts of other clients for which Bruce & Co., Inc. acts as investment manager. Bruce & Co., Inc. may be deemed to have sole power to direct the voting and disposition of the 1,660,652 shares of the Company’s common stock.
(4)	Based solely on the Schedule 13G, dated January 14, 2011, filed by Swiss Re Financial Products Corporation (“Swiss Re”). The Schedule 13G relates to shares of the Company’s common stock beneficially owned by Swiss Re. Swiss Re may be deemed to have sole power to direct the voting and disposition of 1,221,254 shares of the Company’s common stock.
(5)	Includes fully vested and presently exercisable options to purchase 1,365 shares of the Company’s common stock.
(6)	Includes fully vested and presently exercisable options to purchase 26,985 shares of the Company’s common stock.
(7)	Includes fully vested and presently exercisable options to purchase 8,841 shares of the Company’s common stock.
(8)	Mr. Dee resigned as an Officer of the Company effective September 10, 2010.
(9)	Mr. Greenspan resigned as an Officer of the Company effective December 1, 2010.
(10)	Includes shares of the Company’s common stock beneficially owned by the current directors and officers as described in the preceding footnotes.

The following table sets forth information regarding equity compensation plans of C&D as of January 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	72,598	(1)	$173.29	1,534,396
Equity compensation plans not approved by security holders (2)	1,125		40.46	18,495

Total	73,723		171.26	1,552,891

(1)	Represents stock options.
(2)	The C&D Technologies, Inc. Approved Share Option Plan was adopted by the Board of Directors and approved by the Inland Revenue of the United Kingdom in 2001. The purpose of the plan is to enable C&D to offer employees of C&D and its subsidiaries, particularly employees in the United Kingdom, stock options to purchase Common Stock. C&D will not grant any stock options under this plan to any director or executive officer of C&D. The maximum number of shares of C&D Common Stock that may be issued under the plan is 500,000 shares. Stock options to purchase Common Stock may be granted by the Board at an exercise price of not less than the market value on the date of grant. The term of each stock option will be fixed by the Board of Directors, but no stock option will be exercisable more than ten years after the date the stock option is granted. The plan may be terminated at any time by the Board of Directors, except that the rights of an optionee of a stock option granted prior to termination may not be impaired without the consent of the optionee. As is the case for all of C&D’s option plans, no outstanding stock option under the plan will be repriced, regranted or amended so as to decrease the exercise price of the stock option without the approval of the stockholders, except for any appropriate adjustments resulting by reason of any subdivision of share capital, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock.

CURRENT EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them (other than Dr. Graves whose information is included under “Proposal No. 1 – Election of Directors) are listed below.

Ian J. Harvie, age 47, Senior Vice President and Chief Financial Officer. Mr. Harvie has served as Senior Vice President and Chief Financial Officer since January 2009. From December 2005 to January 2009, Mr. Harvie served as Vice President and Chief Financial Officer of C&D. From February 2002 to October 2005, Mr. Harvie was employed by Exide Technologies where he served in various positions, including serving as the Vice President - Controller and as the interim CFO for one year. From January 1984 to January 2002, Mr. Harvie was employed by PricewaterhouseCoopers, and from July 1998 to January 2002, he held the title of Partner in Audit & Business Advisory Services.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

C&D strives to achieve “best practices” in its corporate governance. The Board of Directors is responsible for overseeing the direction, affairs and management of C&D, recognizing its fiduciary duty to C&D’s stockholders. Although the Company is not currently listed on an exchange, the Company is required, pursuant to the rules of the SEC, to disclose whether the members of our Board of Directors are “independent” under the rules of a national securities exchange. We were listed on the New York Stock Exchange (“NYSE”) and, therefore, still determine the independence of the members of our Board of Directors pursuant to the rules of the NYSE. All of the members of the Board of Directors, other than the Chief Executive Officer, would be considered “independent” under the rules of the NYSE. In determining director independence, the Board considers any transactions and relationships between each director or any member of his or her immediate family and C&D and its subsidiaries and affiliates. The Board also examines any transactions and relationships between directors or their affiliates and members of C&D’s senior management or their affiliates. The purpose of this review is to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent. In the course of the Board’s determination regarding the independence of the directors under the rules of the NYSE, the Board considered that Mr. Todd Arden is a Managing Director of AG, which, as of the Record Date, held 9,857,990 shares of our common stock, with such shares of common stock representing approximately 65% of the voting power of the Company’s outstanding common stock. The Board determined that this would not interfere with Mr. Arden’s exercise of independent judgment in carrying out his duties as a director of C&D.

It is the policy of the Board of Directors that independent directors meet in executive session, without management participation, at least once each year and that time be made available at the end of each regularly scheduled Board meeting to provide an opportunity for the independent directors to meet in executive session. The Chairman of the Board of Directors presides at these executive sessions.

The Board and each Committee has the authority to hire and seek advice from outside advisors independent of management with respect to matters within their responsibility. Interested parties may communicate directly with the Chairman of the Board of Directors or the Chairman of the Nominating/Corporate Governance Committee by sending such communications to such person, c/o Secretary, C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422.

At least annually, the Board of Directors and each committee of the Board conduct a self-evaluation for the purpose of determining whether the Board and the Board committees are functioning effectively.

C&D makes available on its website (www.cdtechno.com) and in printed form upon request, C&D’s Corporate Governance Guidelines and C&D’s Code of Business Conduct, which includes C&D’s Corporate Compliance Program and a Code of Ethics for C&D’s Chief Executive Officer, Chief Financial Officer and all C&D personnel serving in a finance, accounting, tax or investor relations role.

Board Leadership Structure

Our corporate governance guidelines provide that the Chairman of the Board must be an independent director. We believe that the oversight function of our Board of Directors is enhanced when an independent director, serving as chairman, is in a position to set the agenda for, and preside over, meetings of our Board. We also believe that our leadership structure enhances the active participation of our independent directors.

Risk Oversight

In accordance with our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for the Company. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of the Board’s Committees, regularly consider various potential risks at their meetings during discussion of the Company’s operations and consideration of matters for approval with the participation of Senior Management.

Committees of the Board of Directors

The Board of Directors has established a Nominating/Corporate Governance Committee, an Audit Committee and a Compensation Committee.

The Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of three independent directors: Michael Gallagher, who serves as Chairperson, David Treadwell and Todd Arden. During the fiscal year ended January 31, 2011, William Harral III and George MacKenzie served as members of the Nominating Committee until their retirement from the Board in December 2010. Kevin Dowd served as a member of the Nominating Committee until his retirement from the Committee in December 2010. Messrs. Harral, Dowd and MacKenzie were not officers of C&D and were considered “independent” under the listing standards of the NYSE. None of the Nominating Committee members are officers of C&D, and all are considered “independent” under the listing standards of the NYSE. The Nominating Committee is charged with overseeing C&D’s corporate governance procedures. The Nominating Committee has the primary responsibility for screening and identifying individuals qualified to become Board members, with input from other members of the Board and in consultation with the Chief Executive Officer, and for selecting and recommending that the Board select, director nominees for C&D. The Nominating Committee seeks candidates for director positions who help create a collective, diverse membership on the Board with varied backgrounds, experience, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. As part of its annual Director nomination process, the Committee assesses the effectiveness of its Director selection policy and criteria by evaluating the diverse mix of skills and experiences of the Board in determining its nominations for Director.

The Nominating Committee will consider nominees recommended by stockholders in writing, in accordance with C&D’s By-laws. It is the policy of the Board that the Nominating Committee evaluates candidates for director recommended by stockholders on the same basis that other individuals are evaluated under this paragraph. In reporting its selection and recommendation of a director nominee to the Board, the Nominating Committee must report which one or more of the following categories of persons or entities recommended that nominee: stockholder, non-management director, chief executive officer, other executive officer, third party search firm or other specified source.

The Nominating Committee is also generally responsible for Board operations and effectiveness, meeting agendas, Board compensation, the annual process for the selection of the Chairman of the Board and compliance with Board stock ownership guidelines. The Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer, is responsible for committee assignments, subject to Board approval. A full text of the charter of the Nominating Committee as currently in effect is available on C&D’s website (www.cdtechno.com), or by contacting C&D at the address appearing on the first page of this Proxy Statement to the attention of the Secretary.

The Audit Committee

The Audit Committee is comprised of three independent directors: Andrew P. Hines, who serves as Chairperson, Kevin P. Dowd, and Michael Gallagher. During the fiscal year ended January 31 2011, Ellen C. Wolf, George MacKenzie and Stanley W. Silverman served as members of the Audit Committee until their retirement from the Board in December 2010. Ms. Wolf and Messrs. MacKenzie and Silverman were not officers of C&D and were considered “independent” under the listing standards of the NYSE. None of the Audit Committee members are officers of C&D, and all are considered “independent” under the listing standards of the NYSE. All members of the Audit Committee are “financially literate” and at least one member, Andrew P. Hines, is an “audit committee financial expert,” as those terms are defined by the rules of the NYSE and SEC, respectively.

Generally, our Audit Committee members may not serve on audit committees of more than two other public companies without the approval of our Nominating Committee, and if an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on C&D’s website (www.cdtechno.com) or by contacting C&D at the address appearing on the first page of this Proxy Statement to the attention of the Secretary.

The Audit Committee has the sole authority to appoint or replace C&D’s independent registered public accounting firm. The Audit Committee is also responsible for:

•

establishing the compensation and oversight of the work of C&D’s independent registered public accounting firm, including resolution of disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting;

•

considering, in consultation with the independent registered public accounting firm and management, the planned scope of the annual audit of financial statements and internal control over financial reporting;

•	pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of the independent registered public accounting firm;

•	monitoring, on behalf of our Board of Directors, our financial reporting process and our internal controls and accounting practices; and

•	performing those other duties and responsibilities set forth in the Audit Committee’s Charter.

The Compensation Committee

The Compensation Committee consists of four independent directors: James J. Gaffney, who serves as Chairperson, Kevin P. Dowd, David L. Treadwell and Todd W. Arden. During the fiscal year ended January 31 2011, Pamela Davies, David S. Gee, William Harral III and Robert I. Harries served as members of the Compensation Committee until December 2010. Ms. Davies and Messrs. Gee, Harral and Harries were not officers of C&D and were considered “independent” under the listing standards of the NYSE. None of the Compensation Committee members are officers of C&D, and all are considered “independent” under the listing standards of the NYSE. The Compensation Committee is responsible for establishing C&D’s basic compensation philosophy, reviewing and monitoring the development and operation of compensation programs to ensure fidelity with the core principles of C&D’s compensation philosophy as well as their alignment with C&D’s strategic objectives and stockholder interests, and reviewing, modifying and approving recommendations concerning executive compensation. The Compensation Committee, following consultation with the Nominating/Corporate Governance Committee, determines and recommends to the independent directors, who have final responsibility for determination thereof, the compensation package for the Chief Executive Officer. The Compensation Committee also periodically reviews, modifies and approves, as appropriate, recommendations to the Board of Directors concerning the compensation of each executive officer other than the Chief Executive Officer. The Committee’s actions and decisions are reported to the full Board. Pursuant to its charter, the Compensation Committee is authorized to delegate to the Chief Executive Officer of C&D, which he may delegate to subordinates, the authority to establish appropriate programs, policies, practices and procedures relating to the compensation of all employees of the Corporation or its subsidiaries, who are not executive officers or corporate vice presidents of C&D. A full text of the charter of the Compensation Committee as currently in effect is available on C&D’s website (www.cdtechno.com), or by contacting C&D at the address appearing on the first page of this Proxy Statement to the attention of the Secretary.

Meetings of the Board of Directors and Committees

All directors stand for election annually. The Board of Directors held three in-person meetings and twenty-two telephonic meetings during the fiscal year ended January 31, 2011. It is the policy of the Board of Directors that directors are expected to attend C&D’s Annual Meeting of Stockholders. During the fiscal year ended January 31, 2011, the Nominating/Corporate Governance Committee held one in-person meeting and one telephonic meeting, the Compensation Committee held four in-person meetings and one telephonic meeting and the Audit Committee held three in-person meetings and twelve telephonic meetings. During the last fiscal year, all of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which such Director served during such year. All of C&D’s directors who were required to attend, attended C&D’s 2010 Annual Meeting of Stockholders.

Certain Relationships and Related Transactions

The Company adopted, as part of its Code of Business Conduct, a procedure for the review and approval of related person transactions. The Audit Committee must review and approve any “related person” transaction as defined in Item 404 of Regulation S-K, promulgated by the SEC, before it is consummated.

Angelo, Gordon & Co., L.P.

On December 23, 2010, the Company announced that it had completed its offers to exchange (the “Exchange Offer”) its outstanding 5.50% Convertible Senior Notes due 2026 (the “2006 Notes”) and 5.25% Convertible Senior Notes due 2025 (the “2005 Notes” and, together with the 2006 Notes, the “Notes”) for shares of Company common stock.

Approximately 98.91% of the outstanding principal amount of the Company’s outstanding 2005 Notes and approximately 96.65% of the outstanding principal amount of the Company’s outstanding 2006 Notes, for an aggregate of approximately 97.99% of the outstanding principal amount of the Notes, were validly tendered and not validly withdrawn in the Exchange Offer. In exchange for each $1,000 of principal amount of the 2005 Notes accepted in the Exchange Offer, holders of the 2005 Notes received 3,962.18 shares of common stock of the Company. In exchange for each $1,000 of principal amount of the 2006 Notes accepted in the Exchange Offer, holders of the 2006 Notes received 3,959.91 shares of common stock of the Company. Pursuant to the Exchange Offer we were able to reduce our total debt from approximately $175 million to $50 million.

Prior to the Exchange Offer, Angelo, Gordon & Co., L.P. (“AG”) owned approximately $60.5 million of the 2005 Notes and approximately $26.5 million of the 2006 Notes. Following the consummation of the Exchange Offer and the transactions contemplated thereby, AG beneficially owned approximately 65% of the Company’s issued and outstanding shares of common stock, with such shares of common stock representing approximately 65% of the voting power of the Company’s outstanding common stock. Accordingly, following the consummation of the Exchange Offer and the transactions contemplated thereby, AG acquired control of the Company.

Concurrently and in connection with the completion of the Exchange Offer, AG, Bruce & Co. and the Company entered into an Investors’ Rights Agreement that, among other things, provides such stockholders with certain shelf and piggyback registration rights with respect to the Company’s common stock. Additionally, in connection with the Exchange Offer, the Company agreed to pay all of the fees and expenses incurred by AG & Bruce & Co., which at the time of consummation of the Exchange Offer were approximately $1.2 million.

Additionally, the Company has a $20 million term loan with Silver Oak Capital, L.L.C., an affiliate of AG, outstanding as of January 31, 2011. This loan was assumed by Silver Oak Capital, L.L.C. in December 2011. During the fiscal year ended January 31, 2011, the Company incurred fees of $28,758 and interest of $382,389 related to the term loan.

Communications by Stockholders with the Board of Directors

Stockholders may send communications to C&D’s Board of Directors, and any individual Director, by addressing such communications to the Board of Directors, or to any individual Director, c/o Secretary, C&D

Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422. The Secretary will promptly forward all such communications submitted and addressed in this manner to the members of the Board of Directors, or any such individual Director, as the stockholder has requested.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee oversees our financial reporting process on behalf of our Board of Directors and operates pursuant to a formal written charter, the full text of which is available on our website (www.cdtechno.com). In accordance with the charter, our Audit Committee completed its annual review of the adequacy of the charter during fiscal year 2011. All of the members of our Audit Committee are independent Directors. In addition, our Audit Committee annually selects our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process, including its system of internal controls, and for preparing our financial statements in accordance with accounting principles generally accepted in the United States. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm during the fiscal year ended January 31, 2011, is responsible for auditing those financial statements and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. In this context, our Audit Committee has met and held discussions with management and the representatives of PwC both separately and together.

In fulfilling its oversight responsibilities, our Audit Committee reviewed with management the audited financial statements for fiscal year 2011, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management assessed the effectiveness of our internal control over financial reporting as of January 31, 2011, and issued Management’s Report on Internal Control Over Financial Reporting, or “Management’s Report”, disclosed in Item 9A in our Form 10-K for the fiscal year ended January 31, 2011. In making its assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its Internal Control—Integrated Framework.

Our Audit Committee also reviewed with PwC, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our Audit Committee under generally accepted auditing standards. Our Audit Committee also discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with our Audit Committee concerning independence, and discussed with PwC matters relating to PwC’s independence. Our Audit Committee also considered the compatibility of the provision of non-audit services by PwC with the maintenance of PwC’s independence. Our Audit Committee determined that the provision of certain services other than audit services by PwC was compatible with maintaining PwC’s independence.

Our Audit Committee is actively engaged in the oversight of our Sarbanes-Oxley Act Section 404 (“SOX”) compliance process, aimed at further strengthening the effectiveness of internal control over financial reporting and disclosure control procedures and structures. In addition, our Audit Committee reviewed, at regular and specially scheduled meetings, key initiatives and programs which were part of that compliance process; regularly monitored the scope and adequacy of our internal auditing program and the tone of management at the top of the organization; and, the adequacy of internal staffing levels as well as external resources dedicated to that process. Additionally, our Audit Committee monitored the status of testing and re-testing of identified controls and deficiencies, including the nature of the deficiencies as well as steps taken and milestones achieved toward implementation of recommended improvements in internal procedures and controls.

In its oversight function, our Audit Committee relies on the representations of management and the independent registered public accounting firm and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls over financial reporting and procedures, that our financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that the independent registered public accounting firm is in fact “independent.”

Based upon our Audit Committee’s discussions with management and the independent registered public accounting firm and our Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, our Audit Committee recommended that our Board of Directors include our audited financial statements in our annual report on Form 10-K for the fiscal year ended January 31, 2011 for filing with the SEC.

The foregoing report of our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee
Andrew P. Hines, Chairperson Kevin P. Dowd Michael Gallagher

April 19, 2011

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

We seek to provide competitive compensation for our executive officers that attracts and retains qualified executives, rewards individual and team/company achievement and aligns the financial interest of our executives with those of our stockholders. We use a combination of base salary, annual cash incentives, long-term equity incentives, perquisites and benefits programs to achieve these objectives. We place significant emphasis on pay for performance-based incentive compensation programs for our executives. These programs reward our executives when our financial and operational goals are achieved and/or when our stock price appreciates.

Operation of the Compensation Committee

Our compensation committee (the “Compensation Committee”) consists entirely of independent members of the Board of Directors and has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board of Directors and for the benefit of the Company and its stockholders, the Company’s compensation, incentive and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to all executive officers, including the Chief Executive Officer) and review all other compensation decisions relating to the other executive officers of the Company and approve these decisions for all executive officers (other than the Chief Executive Officer, whose non-equity compensation is approved by the Board of Directors). Our Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our executives to achieve our business goals and reward executives for achieving such goals in accordance with the compensation philosophy described below.

Our Compensation Committee compares each element of total compensation against a peer group of publicly-traded companies. This compensation peer group, which our Compensation Committee updated for fiscal year ended January 31, 2011 (“FY 2011”), consists of companies with which our Compensation Committee believes we compete or may compete for talent and for stockholder investment and is disclosed in more detail in the section Peer Group Benchmarking.

Compensation Philosophy and Objectives

The primary focus of our executive compensation program is to improve our performance year-over-year and over a longer-term period. We designed our compensation programs to provide the tools necessary to hire executives with the skills needed to manage our business, to meet these goals and to retain the executives over the long-term. To this end, for those current executives named in the Summary Compensation Table, we designed the annual and long-term incentive plans to provide a significant financial link between profitability, cash flow and total stockholder return and total compensation earned.

A key consideration in developing our compensation programs was to have plans that were easy to understand and administer while being competitive with the programs offered by other companies with which we compete or may compete for executive talent.

Our Compensation Committee generally targets the 50th percentile of the market when evaluating and reviewing base salary and between the 50th and 75th percentile of the market when evaluating and reviewing incentive compensation for external competitiveness.

The Compensation Committee does not pre-establish policy or set targets for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviewed information provided by outside consultants to determine the appropriate level and mix of incentive compensation.

Role of Management in Compensation Process

Certain of our executive officers have roles in the compensation process. The Chief Executive Officer generally makes recommendations to our Compensation Committee regarding salary increases for other executive officers during the regular merit increase process. In addition, the Chief Executive Officer provides his perspective on recommendations provided by the outside consulting firm hired by our Compensation Committee regarding compensation program design issues. Although the Chief Executive Officer regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and has no independent right to attend such meetings. In FY 2011, the Chief Executive Officer attended all of the Compensation Committee meetings, but he did not participate in the executive sessions of the Compensation Committee in which his own compensation was discussed.

Other executive officers and members of the Human Resource team, at the request of our Compensation Committee, work with outside consultants to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals. When requested by our Compensation Committee, selected executive officers may also review and propose recommendations on plan design and structure and provide a perspective to our Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees.

Employees from our Human Resources, Finance and Legal Departments design and administer, on a day-to-day basis, our pension, savings, health, welfare and time-off plans and policies applicable to salaried U.S.-based employees. Our Compensation Committee remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Role of Compensation Consultant in Compensation Process

The Compensation Committee utilizes the C&D Human Resource department and also has the authority under its charter to engage the service of outside consultants to assist the Compensation Committee. In accordance with this authority the Compensation Committee in FY 2011 engaged the services of Mercer (US) Inc. (“Mercer”), an independent global human resources consulting firm, to conduct the following analysis:

•	Evaluate the Company’s peer group;

•	Update the Compensation Committee on trends in executive compensation and regulatory environment.

Mercer is typically invited by the Compensation Committee to attend its meetings. During FY 2011, Mercer attended two of the Compensation Committee’s meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Mercer regularly communicate with the Chairperson of the Committee outside of regular committee meetings. Mercer also meets with management from time to time to gather information and to review proposals that management may make to the Compensation Committee.

In January 2011 the Compensation Committee engaged the services of Lyons, Benenson & Company Inc. (“LB&Co”) to provide recommendations for FY 2012 long-term incentive grants to the CEO and his direct reports. The Compensation Committee expects to engage the services of LB&Co during FY 2012.

Peer Group Benchmarking

Our Compensation Committee relied on information provided by Mercer to review our total compensation program and provide guidance for FY 2011 compensation decisions for the Chief Executive Officer and other key executives. Mercer, who was engaged by our Compensation Committee, provided our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and, on the recommendations made by the Chief Executive Officer, for other executive officers.

Our Compensation Committee worked with Mercer to further review and modify this group during FY 2010 for pay decisions for FY 2011 to better align the revenue size of our compensation peer group to C&D. Mercer applied the following criteria to develop a recommended peer group for C&D:

•	U.S.-based publicly traded companies with substantial international operations;

•	Companies classified in SIC code group 3690 (Misc. Electrical Machinery, Equipment, and Supplies) and GICS Sub Industry 20104010 (Electrical Components and Equipment); and

•	Companies with net revenues between $180 million and $750 million

The modified peer group for making pay decisions in FY 2011 was:

American Superconductor Corporation	Polypore International, Inc.

Energy Conversion Devices	Powell Industries, Inc.

Franklin Electric Company, Inc.	Preformed Line Products Co

Greatbatch, Inc.	UltraLife Corporation

GT Solar International, Inc.	Vicor Corporation

In addition to these 10 peer group companies, we used Exide Technologies, Enersys, Inc. and Maxwell Technologies for benchmarking of pay practices, such as compensation plan design, because they are either direct competitors or operate in a substantially similar industry to C&D. They are not included in the peer group because of their size relative to C&D.

Upon being retained as consultants to the Compensation Committee in January 2011, LB&Co. reviewed the peer group selection criteria and the peer group that had been developed with the assistance of Mercer. LB&Co. determined that the criteria set forth above were reasonable and appropriate. While the companies comprising the modified peer group are suitable benchmark comparators, LB&Co. indicated that it would be beneficial to expand the group. Applying the peer group selection criteria, LB&Co. identified three additional companies for the peer group: CTS Corporation, KEMET Corporation, and Power-One, Inc. LB&Co. used the expanded peer group in the market analysis it conducted to assist the company in decision making on equity incentive grants. The expanded peer group will continue to be used in other aspects of compensation benchmarking.

Elements of Our Compensation Program

Base Salary

We set base salaries of our executive officers based upon their respective positions with us and their performance. We pay base salaries to executive officers to provide a level of fixed cash compensation. We establish a base salary when we hire an executive officer, based on market benchmarks for the position. We adjust base salary based on the executive officer’s skills, capabilities, accomplishments, potential for professional growth, experience in similar roles and internal equity.

During its annual review of base salaries for executives, our Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses and our geographic markets, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our Chief Executive Officer for other executive officers. Our Compensation Committee determines whether and at what level to award annual increases typically in the first fiscal quarter of each year, after considering the individual’s performance, responsibilities, experience and internal equity, as well as external market practices. During FY 2011 our Compensation Committee did not approve any increases to base salary for our executive officers.

Short-Term Cash Incentives

We use short-term cash incentives to focus executive officers on the annual performance plan and to reward them for achieving pre-established performance goals and strategic objectives. These short-term cash incentives, along with the long-term incentives, put a significant portion of each executive officer’s pay at risk, so that these incentives are earned only when we and/or the executive officer attain key performance goals and strategic objectives.

For FY 2011, we established a short-term cash incentive program called the FY 2011 Annual Incentive Plan, or the “FY 2011 AIP”. An individual executive officer’s annual incentive compensation target under our FY 2011 AIP was expressed as a percentage of salary. The target bonus for our Chief Executive Officer was 70% of his annual salary. For Messrs. Harvie and Dee the target bonus was 50% of their annual salary. For Mr. Greenspan the target bonus was 40% of his annual salary. Annual incentive payments under the FY 2011 AIP have a potential payout range from 0% to 200% of the target bonus, based on the level of performance against the financial and individual objectives.

Each year, our Compensation Committee considers input and recommendations from management and evaluates our business and strategic plan to determine which financial metrics are critical to achieving this plan. Our

Compensation Committee selected EBITDA as the primary performance metric because we believe it represents the best overall financial measure available to measure the success of the executive officers in executing the Company’s business and strategic plan. Our Compensation Committee determined that the following financial metrics and weightings were appropriate for the FY 2011 AIP:

	FY 2011 AIP Weightings
Executive Group	EBITDA	Individual Objectives
CEO and Direct Reports to CEO	80%	20%

The chart below sets forth the threshold, target and maximum levels for FY 2011 AIP and the actual level of attainment, for Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) goals. The performance goals were established before the impact of the Company’s capital debt for equity exchange, restructuring charges and certain other non-cash or non-operating charges, and attainment of the goals was accordingly determined excluding these factors:

Financial Metric	Threshold	Target	Maximum	Actual
EBITDA	$29.3M	$34.6M	$41.5M	$15.9M

For our executive officers 20% of the FY 2011 AIP is linked to the achievement of individual objectives agreed to (i) by the full Board of Directors, in the case of the Chief Executive Officer and (ii) by the Compensation Committee, in the case of executive officers who are direct reports to the Chief Executive Officer. A significant portion of the FY 2011 individual objectives for the executive officers relates to meeting sales objectives, cost reductions, warranty reductions, balance sheet restructuring, new product development, patent applications, merger and acquisition activity, and improved budgeting and financial forecasting systems. There is a maximum payout of 50% of target on individual objectives if the threshold EBITDA level is not met.

For FY 2011, our executive officers only received payouts in respect of their achievement of individual objectives. A significant portion of the FY 2011 individual objectives for our executive officers related to executing an ABL renewal, addressing the Company’s long-term capital structure, obtaining additional financing to support business growth in Asia, and improving the Company’s budgeting and forecasting methodologies. Messrs. Dee and Greenspan are not eligible to receive payment from the FY 2011 AIP due to their voluntary resignations prior to January 31, 2011. Payouts under the FY 2011 AIP were as follows:

Name	FY 2011 AIP Payout
Jeffrey A. Graves	$24,063
Ian J. Harvie	$18,000
James D. Dee	$0
Todd Greenspan	$0

At its meeting on January 25, 2011, the Compensation Committee approved a modification to the FY 2012 AIP that served to increase the weighting of the award based on individual objectives. The Compensation Committee approved this action to allow for a greater focus on working capital objectives, where practical, within the individual objectives. The objectives and respective weighting of the FY 2012 AIP are noted below:

	FY 2012 AIP Weightings
Executive Group	EBITDA	Individual Objectives
CEO and Direct Reports to CEO	70%	30%
Other Executive Officers	70%	30%

Annual incentive payments under the FY 2012 AIP will range from 0% to 200% of the target bonus percent, based on the level of performance against the financial and individual objectives. The financial objectives for all participants are based on the Company’s overall financial performance. There is a maximum payout of 50% of target on individual objectives if a threshold EBITDA level is not met. The threshold EBITDA level is set at 80% of the target EBITDA level.

Long-Term Incentives

We provide equity-based, long-term incentives to our executive officers as part of their competitive pay package because we believe they correlate the interests of these individuals directly to the interests of our stockholders. We also believe that long-term incentive compensation is an important retention tool. Over time, a significant amount of each executive officer’s total wealth opportunities depend upon our financial performance and total return to stockholders.

For FY 2011 our Compensation Committee based grant decisions on a targeted economic value as a percentage of base salary and balanced that against the number of shares available from the 2007 C&D Technologies, Inc. Stock Incentive Plan. Our Compensation Committee determines individual award levels based on competitive market information, individual performance and expected potential for future contributions to our business. Our Compensation Committee also considers an individual’s history of past awards, time in his or her current position, and any change in responsibility.

The Compensation Committee uses several long-term incentive vehicles to balance the award and support the compensation philosophy of improving performance year over year and over the long-term. The Committee uses the following vehicles:

Long-Term Incentive Vehicle	Contribution to Compensation Objectives
Stock Options Stock Appreciation Rights	Promotes executive focus on share price appreciation and total shareholder return

Restricted Stock Restricted Stock Units	Promotes retention of executives and focus on share price

Performance Shares Performance Units	Promotes executive focus on multi-year financial objectives balanced with long-term stock price appreciation

For FY 2011 our Compensation Committee reviewed the share availability from the 2007 C&D Technologies, Inc. Stock Incentive Plan and on April 14, 2010 approved long-term incentive awards that are designed to be settled in cash, but could, at the Compensation Committee’s option, be settled in shares of stock if available. On April 14, 2010, the Compensation Committee authorized the grant of long-term incentives on May 3, 2010 to the following executive officers:

	Economic Value Granted				Number of Each Type Granted (1)
Name	Base Salary	Target Economic Value as % of Base Salary	Target Economic Value	Actual Economic Value as % of Base Salary on Date of Grant	Stock Appreciation Rights	Restricted Stock Units	Performance Units
Jeffrey A. Graves	550,000	160%	880,000	111%	7,841	5,620	5,620
Ian J. Harvie	360,000	85%	306,000	59%	2,669	1,913	1,913
James D. Dee	270,000	85%	229,500	59%	2,002	1,435	1,435
Todd Greenspan	195,000	12%	23,400	14%	334	239	239

(1)	Awards in this table account for all forward and reverse stock splits that occurred prior to March 31, 2011.

The terms and conditions of the FY 2011 grant are as follows:

Long-Term Incentive Vehicle	FY 11 Terms and Conditions
Stock Appreciation Rights	3-year cliff vesting; service-based; settled in cash or stock at Compensation Committee’s discretion.

Restricted Stock Units	4-year graded vesting (25% per year); service-based; settled in cash or stock at the Compensation Committee’s discretion.

Performance Units	3 one-year EBITDA objectives (measured on an absolute basis and reviewed and set annually at the beginning of each fiscal year). 3 one-year performance periods with 3-year cliff vesting. Awards can be made at 0 to 250% of target and are indexed to stock price. Awards are settled in cash or stock at the Compensation Committee’s discretion.

On January 26, 2011, the Board of Directors unanimously approved, and effective March 14, 2011, our stockholders approved, the adoption of the 2011 C&D Technologies, Inc. Stock Option Plan, which will afford more flexibility to our Compensation Committee by allowing us to make grants of incentive and nonqualified stock options to our employees, including our named executive officers, directors, and consultants, which we believe will assist us in incentivizing our named executive officers to achieve long-term financial success for the Company. A total of 1,513,997 shares are reserved for issuance under the 2011 C&D Technologies, Inc. Stock Option Plan, after taking into account the March 15, 2011 reverse stock split. For FY 2012 our Compensation Committee approved recommendations put forth by LB&Co on a long-term incentive grant under the 2011 C&D Technologies, Inc. Stock Option Plan.

Based on these recommendations, our Compensation Committee approved the grant of stock options to our executive officers on January 25, 2011 subject to (a) shareholder approval of the C&D Technologies, Inc. 2011 Stock Option Plan, which became effective on March 14, 2011, and (b) the executive signing a revised employment agreement with the material terms that are discussed in the section titled Amendments to Employment Agreements. In connection with such approval, the Compensation Committee authorized the grants to the following executive officers:

Executive Officer	Stock Options Approved for Grant (1)	FY 2012 Grant Terms and Conditions
Jeffrey A. Graves	302,800	• 25% to be vested on the 2nd anniversary of the date of grant.
Ian J. Harvie	109,008	• 75% to be vested on the 4th anniversary of the date of grant.

(1)	Awards in this table account for all forward and reverse stock splits that occurred prior to March 31, 2011.

Stock Option Grant Practices

We typically make annual stock option grant decisions pursuant to our equity incentive plans during the first fiscal quarter of each year. We make very few grants to any employee at other times during the year, and the grants are usually made in connection with hiring or to comply with foreign regulations. Beginning in FY 2008, we resumed awarding annual equity grants during the first quarter of each fiscal year so that our Compensation Committee has the opportunity to align decisions on all elements of compensation at the same time; however, there is no commitment that the Compensation Committee make a grant every year to an executive officer. The date of grant for an annual grant is the date of the Compensation Committee meeting or a future date decided at the Compensation Committee meeting. There is no relationship between the timing of the award of equity grants and our release of material, non-public information. The date of grant for awards to new hires is, if approved by the Compensation Committee, the date of the Compensation Committee meeting, the date of hire for the recipient or the first of the month following the date of hire for the recipient. Additionally, our Compensation Committee has authorized our Chief Executive Officer to make a certain amount of stock option grants to employees other than executive officers. The date of grant for stock option awards made by our Chief Executive Officer is the first trading day of the month following the Chief Executive Officer’s approval of the grant.

The exercise price of stock options is the fair market value on the date of grant. The only exception to this rule is to comply with certain foreign jurisdictions, where the law may require additional restrictions on the calculation of the option price. The fair market value is defined as the closing price of the common stock on the date of the grant. We do not have specific holding period requirements; however, we do have Stock Ownership Guidelines as discussed later in the Compensation Discussion and Analysis.

Executive Benefits and Perquisites

As salaried, U.S.-based employees, our executive officers participate in a variety of retirement, and health and welfare programs that our Compensation Committee believes are important in assisting in the attraction and retention of key executive talent and are reasonable, competitive and consistent with our overall executive compensation philosophy.

Health and Welfare

Our health and related benefit plans include medical, dental, life, short-term disability, accidental death and dismemberment and travel accident coverage. The majority of health and related benefits provided to executive officers are offered through broad-based plans applicable to all salaried employees.

C&D Technologies Savings Plan

Our executive officers are eligible to participate in the C&D Technologies Savings Plan, a qualified 401(k) plan that provides U.S. salaried employees, including all of the executive officers, the opportunity to contribute up to 50% of their eligible compensation, up to the limits imposed by the Code, on a pre-tax or after-tax basis. Effective February 1, 2010, we suspended making matching contributions on employee contributions. Effective February 1, 2011, we resumed matching 50% on employee contributions up to the first 8% of eligible pay. The match we provide vests on the third anniversary of the date of hire, and subsequent to the third anniversary of hire all matches are fully vested when made. We may also make a profit sharing contribution of 0% to 8% of eligible pay depending upon our profitability. We did not make a profit-sharing contribution for FY 2011 to any of our executive officers.

Supplemental Executive Retirement Plan

We maintain a non-qualified supplemental executive retirement plan, which we refer to as the SERP, covering executives specified from time to time by our Board of Directors. The SERP is designed to overcome the statutorily based limitations of our qualified defined benefit and defined contribution retirement plans. All of our active executive officers are eligible to participate in the SERP; however, our Board of Directors has not elected to designate them as participants. We base retirement benefits on the participant’s cash compensation, consisting of base salary plus annual cash bonuses. Long-term incentives do not impact these retirement benefits. For additional details of the benefits and plan features of the SERP, please refer to the section entitled “Pension Benefits”.

Non-Qualified Deferred Compensation Program

We maintain a non-qualified deferred compensation plan by which certain employees, including all of our executive officers and our Directors, may elect to defer receipt of a designated percentage or amount of their compensation. We adopted this program because it provides an opportunity for participants, including the named executive officers, to save for future financial needs at little cost to us. The plan does not guarantee a return or provide above-market preferential earnings. None of our executive officers participated in our non-qualified deferred compensation plan in FY 2011. For additional details of the benefits and plan features of the non-qualified deferred compensation program, please refer to the section entitled “Pension Benefits”.

Perquisites and Other Personal Benefits

We provide a car allowance to our Chief Executive Officer in the amount of $1,100 per month. We provide an annual physical or reimbursement for an annual physical to our executive officers and we provide our executive officers with reimbursement for actual expenses incurred for financial planning services. The annual reimbursement for financial planning services is limited to $2,500, except for the Chief Executive Officer whose maximum annual reimbursement for financial planning services is limited to $5,000. Effective February 1, 2011 we will not provide reimbursement for financial planning services or an annual physical to our executive officers because, with the exception of the car allowance we provide to our Chief Executive Officer, we do not wish to provide perquisites and other personal benefits to executive officers that are not available to other employees of the Company. We disclose the actual cost of all perquisites provided to the executive officers in the footnotes to the Summary Compensation Table.

Stock Ownership Guidelines

We designed our stock ownership guidelines to help us attract and retain those executives who have a strong belief in our long-term growth potential and who are willing to assume the same risks as our stockholders. We expect each of our executive officers to own a reasonable number of shares of our common stock. In furtherance of this policy, our Board of Directors has established stock ownership guidelines and procedures. The amount of stock we expect an executive officer to own is based on his or her base salary, salary grade and reporting relationship. In general, we expect executive officers that report to the Chief Executive Officer to own 10,000 shares of our common stock if the executive’s annual salary was greater than $200,000, and 8,000 shares if the executive’s salary was less than or equal to $200,000. Executive officers that do not report to the Chief Executive Officer are expected to own 4,000 shares of our common stock. We expect our Chief Executive Officer to own 50,000 shares of our common stock. Each executive has five years from the date of his or her appointment as an executive officer to attain the expected level of stock ownership. We gauge the degree of each covered executive’s compliance with the guidelines at the close of business on December 31st of each calendar year (or the immediately preceding Friday if December 31st falls on a weekend). During each of these five years, we expect the executive to acquire sufficient shares to increase his or her total holdings to an amount equal to 20% of the final goal for each year the executive has held his or her current position. We consider shares held under our deferred compensation plan as shares owned for purposes of these stock ownership guidelines. Vested and unvested shares of restricted stock are also considered as shares owned for the purposes of these stock ownership guidelines. Unexercised stock option awards do not constitute shares owned for purposes of these guidelines. Each covered executive was in compliance with these guidelines as of December 31, 2010. We expect to review our stock ownership guidelines during FY 2012 for possible modification.

Incentive Recoupment Policy

At its meeting on February 23, 2011, the Compensation Committee approved the implementation of an Incentive Recoupment Policy. Under the Company’s incentive recoupment policy, in the event of a material restatement of the Company’s financial results, the Compensation Committee will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Compensation Committee will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The Compensation Committee can elect to take the following actions against a particular executive officer, depending on all facts and circumstances as determined during its review: the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies.

Tax and Accounting Implications

Deductibility of Compensation under Code Section 162(m)

Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation satisfies certain performance-based standards. We believe that we can generally fully deduct past compensation paid under the AIP and long-term incentive programs for federal income tax purposes. However, in the future our Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We conducted a full review of our compensation plans during FY 2009 and verified that they are in compliance or amended the plans to come into compliance with the final regulations.

Employment Agreements and Executive Severance Benefits

Each of our executive officers is party to employment agreements with us. We enter into employment agreements with our executive officers because such arrangements are typical in the market place and provide us with an effective mechanism to recruit and retain our executive officers. Pursuant to their agreements, our executive officers are entitled to an enumerated base salary, which was determined at their time of hire based on market precedent at that time, are eligible to receive an annual target bonus equal to an enumerated percentage of base salary, and are generally entitled to participate in our employee benefit plans and arrangements Each of our executive officers is also entitled to receive severance benefits upon certain qualifying terminations of employment, pursuant to the provisions of their employment agreement. Additionally, pursuant to their agreements, each of our executive officers is entitled to receive certain enhanced severance benefits upon certain qualifying termination of employment occurring within 6 months prior to or 24 months after a change in control (as defined in the employment agreements). For more information on our employment agreements and severance arrangements with our executive officers, see the discussions below under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table – Employment Agreements” and “Other Potential Post-Employment Payments.”

On January 25, 2011 the Compensation Committee approved amendments to the employment agreements for our executive officers, which our executive officers accepted on March 29, 2011. All stock option awards under the C&D Technologies 2011 Stock Option Plan referenced in the in the section “Compensation Discussion and Analysis—Long-Term Incentives” were conditional upon the acceptance of the revised employment agreement terms. The amendments became effective on March 29, 2011, but if an executive officer’s employment is terminated by the executive officer for good reason, or by the Company for any reason other than death, disability or for cause after the effective date of the amendment but prior to December 23, 2012 (the expiration of the 24-month period following the change in control of the Company that occurred on December 23, 2010) and the occurrence of a subsequent change-in-control event, any non-change-in-control and change-in-control base, bonus, and benefits consideration and 280G and 409A gross-up consideration related thereto in effect as of the change in control of the Company that occurred on December 23, 2010 shall apply. These amounts are described below under the heading “Other Potential Post-Employment Payments.” The material terms of the amendments are described below.

Amendments to Non-Change-In-Control Severance Benefits

If we terminate the employment of an executive officer with an employment agreement without cause, other than as a result of death or disability, or if the executive terminates his employment after the occurrence of any action or inaction by us that constitutes a material breach of the employment agreement, and such termination is not within 6 months prior to or 24 months after a change in control (as defined in the employment agreements), then we must pay the executive the following non-change-in-control severance benefits, as applicable:

•	Dr. Graves:

•	Two times annual base salary in effect immediately before termination;

•	Two times target bonus amount in effect immediately before termination;

•

The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) coverage under our medical, dental and vision plans, provided Dr. Graves timely elects COBRA coverage upon termination of employment, for 24 months after the termination or until Dr. Graves obtains alternative coverage, if earlier;

•	No gross-up payments of any kind will be provided for any taxes or penalties imposed under Code Section 409A or for any payment that would be subject to an excise tax imposed by Code Section 4999.

•	Mr. Harvie:

•	One times annual base salary in effect immediately before termination;

•	One times target bonus amount in effect immediately before termination; and

•

The cost to provide Mr. Harvie and his eligible beneficiaries (if applicable) coverage under our medical, dental and vision plans, provided Mr. Harvie timely elects COBRA coverage upon termination of employment, for 12 months after the termination or until Mr. Harvie obtains alternative coverage, if earlier; and

•	No gross-up payments of any kind will be provided for any taxes or penalties imposed under Code Section 409A or for any payment that would be subject to an excise tax imposed by Code Section 4999.

In general, we would pay the salary portion of these benefits through normal payroll installments through the period ending as of the end of the second month following the calendar year in which the termination occurs with the balance to be paid in a single lump sum within the 15-day period immediately following the end of the month in which the installment payments are to cease, and the bonus portion of these benefits when bonuses are paid to other senior executives of the Company for the calendar year in which the termination occurs, but in no event later than the 15th day of the third month following the calendar year in which the termination occurs.

Amendments to Change-In-Control Severance Benefits

The employment agreements provide for “double trigger” change-in-control severance benefits for a change in control that occurs after the amended employment agreement is signed. This means that the following two events must occur before we will pay these benefits to the executives: (1) a change in control must occur after the amended employment agreement is signed, and (2) within 6 months prior to or 24 months after the change in control, the executive officer’s employment must be terminated by us without cause, other than as a result of death or disability, or by the executive officer due to our material breach of his employment agreement within 6 months prior to the change in control or for good reason (as defined in the employment agreements) within 24 months after the change in control. If these events occur, we must pay the executive officer the following change-in-control severance benefits, as applicable:

•	Dr. Graves:

•	Three times annual base salary in effect immediately before termination;

•	Three times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) Dr. Graves’ target bonus percentage times base salary;

•

The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) coverage under our medical, dental and vision plans, provided Dr. Graves timely elects COBRA coverage upon termination of employment, for 36 months after the termination or until Dr. Graves obtains alternative coverage, if earlier;

•	Outplacement services;

•	Immediate vesting of all previously unvested stock options and stock awards; and

•	No gross-up payments of any kind will be provided for any taxes or penalties imposed under Code Section 409A or for any payment that would be subject to an excise tax imposed by Code Section 4999.

•	Mr. Harvie:

•	Two times annual base salary in effect immediately before termination;

•	Two times target bonus amount in effect immediately before termination;

•

The cost to provide Mr. Harvie and his eligible beneficiaries (if applicable) coverage under our medical, dental and vision plans, provided Mr. Harvie timely elects COBRA coverage upon termination of employment, for 24 months after the termination or until Mr. Harvie obtains alternative coverage, if earlier;

•	Outplacement services; and

•	Immediate vesting of all previously unvested stock options and stock awards; and

•	No gross-up payments of any kind will be provided for any taxes or penalties imposed under Code Section 409A or for any payment that would be subject to an excise tax imposed by Code Section 4999.

The executives will receive the base salary, annual bonus payments due under these agreements in a lump sum immediately following termination with respect to a change in control.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee, comprised of independent members of the Board of Directors, reviewed and discussed the above compensation discussion and analysis with our management. Based on the review and discussions, our Compensation Committee recommended to our Board of Directors that the compensation discussion and analysis be included in these proxy materials.

The Compensation Committee

James J. Gaffney, Chairperson Todd Arden Kevin P. Dowd David L. Treadwell

April  4, 2011

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear above, as well as Pamela L. Davies, David S. Gee, Robert I. Harries and William Harral III, were members of our Compensation Committee during the fiscal year ended January 31, 2011. None of these members of the Compensation Committee is or has been a former or current executive officer of C&D or had any relationships requiring disclosure by C&D under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During the fiscal year ended January 31, 2011, none of our executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose own executive officers served as a Director or member of our Compensation Committee.

Executive Compensation

The following tables show for FY 2011, the compensation we paid to our Chief Executive Officer, Chief Financial Officer, referred to in this Proxy Statement as our “current executive officers” or “executive officers”, James D. Dee, who left the employment of C&D on September 10, 2010, and Todd Greenspan who left the employment of C&D on December 1, 2010, together our “named executive officers”. The amounts shown are consistent with the terms of the respective employment agreements entered into with certain of our executive officers.

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2) (6)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey A. Graves President and Chief Executive Officer	2011 2010 2009	550,000 550,000 550,000	24,063 — 134,750	423,958 192,205 422,640	195,886 105,632 353,398	— — 38,500	— — —	15,180 21,597 25,085	1,209,087 869,434 1,524,373
Ian J. Harvie Senior Vice President and Chief Financial Officer	2011 2010 2009	360,000 360,000 359,998	18,000 — 63,000	144,300 65,419 129,140	66,672 35,953 103,074	— — 18,000	— — —	11,558 21,317 5,074	600,530 482,689 678,286
James D. Dee Former Senior Vice President, General Counsel, Secretary and Chief Administrative Officer (4)	2011 2010 2009	165,807 270,000 270,000	— — 104,250	108,226 49,065 129,140	50,004 26,965 103,074	— 13,500 13,500	— — —	14,806 9,322 10,778	338,843 368,852 630,742
Todd Greenspan Former Vice President and Corporate Controller (5)	2011 2010	163,250 80,625	— —	18,038 —	8,335 —	— 3,250	— —	14,394 65,717	204,017 149,592

(1)	Includes amounts deferred under our qualified 401(k) savings plan.
(2)	The amounts in columns (e) and (f) are the aggregate grant date fair values of the stock options, restricted stock, performance shares, stock appreciation rights, restricted stock units and performance shares computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 and represent the Company’s total projected expense of grants on the date of grant made to the named executive officers in each of 2011, 2010, and 2009 except that no estimates for forfeitures have been taken into account. For a discussion of the assumptions made in the 2009 and 2010 valuations, see Note 7 to the Company’s 2010 Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2010. The fair value of stock options granted during the fiscal year 2011 was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 2.625%, a dividend yield of 0.00%, a volatility factor of 77.484% and an expected life of 5 years.
(3)	The table below details the compensation included in the “All Other Compensation” column for FY 2011.
(4)	Mr. Dee left the Company on September 10, 2010.
(5)	Mr. Greenspan left the Company on December 1, 2010.
(6)	Stock awards include performance units granted in FY 2011 with a fair market value on the date of grant of $211,979, $72,150, $54,113, and $9,019 for Dr. Graves and Messrs. Harvie, Dee and Greenspan, respectively. Should the performance units granted vest at the highest level of performance possible (250%) their fair market value would be $529,947, $180,375, $135,283, and $22,548 for Dr. Graves and Messrs. Harvie, Dee and Greenspan, respectively.

Supplemental All Other Compensation Table

Name	Financial Planning Services ($)	Registrant Contributions to Defined Contribution Plans ($)	Life Insurance Premiums ($)	Car Allowance ($)	Local Lodging/ Living Expense ($)	Vacation Payout ($)	Total ($)
Jeffrey A. Graves	—	—	1,980	13,200	—	—	15,180
Ian J. Harvie	2,500	—	1,296	—	7,762	—	11,558
James D. Dee	1,350	—	648	—	—	12,808	14,806
Todd Greenspan	—	—	644	—	—	13,750	14,394

The following table summarizes grants of plan-based awards made to each of the named executive officers during our last fiscal year:

Grants of Plan-Based Awards for Fiscal Year End January 31, 2011(1)(2)

	Award Type	Grant Date	Date of Comp Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name
Jeffrey Graves	Annual Incentive Performance Units Restr. Stock Units SARs	5/3/2010 5/3/2010 5/3/2010	4/14/2010 4/14/2010 4/14/2010	288,750	385,000	770,000	4,215	5,620	14,050	5,620	7,841	$37.72	211,979 211,979 195,886
Ian Harvie	Annual Incentive Performance Units Restr. Stock Units SARs	5/3/2010 5/3/2010 5/3/2010	4/14/2010 4/14/2010 4/14/2010	135,000	180,000	360,000	1,435	1,913	4,783	1,913	2,669	$37.72	72,150 72,150 66,672
James Dee	Annual Incentive Performance Units Restr. Stock Units SARs	5/3/2010 5/3/2010 5/3/2010	4/14/2010 4/14/2010 4/14/2010	101,250	135,000	270,000	1,076	1,435	3,588	1,435	2,002	$37.72	54,113 54,113 50,004
Todd Greenspan	Annual Incentive Performance Units Restr. Stock Units SARs	5/3/2010 5/3/2010 5/3/2010	4/14/2010 4/14/2010 4/14/2010	57,000	76,000	152,000	179	239	598	239	334	$37.72	9,019 9,019 8,335

(1)	Since the awards are intended to be compensatory, no consideration was paid by any named executive officer to the Company for any award.
(2)	Awards in this table account for all forward and reverse stock splits that occurred prior to March 31, 2011.
(3)	The Equity Incentive Plan Awards are performance units granted under our 2007 Stock Incentive Plan. At grant these performance units become vested on May 3, 2013 if C&D achieves certain EBITDA objectives and were designed to be settled in cash.
(4)	The stock awards constitute restricted stock units granted under our 2007 Stock Incentive Plan. At grant these restricted stock become vested one-fourth each on the first, second, third and fourth anniversaries of the date of grant and were designed to be settled in cash.
(5)	The stock option awards constitute stock appreciation rights granted under our 2007 Stock Incentive Plan. Stock appreciation rights become exercisable on the third anniversary of the date of grant and were designed to be settled in cash.
(6)	The grant date fair value of the stock options and stock awards shown in the above table was computed in accordance with ASC Topic 718, excluding the effect of forfeitures, and represents the grant date fair value of the grants made in FY 2011. See footnote 3 to the Summary Compensation Table for a discussion of valuation assumptions for the aggregate grant date fair values.

Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan-Based Awards Table

Employment Agreements

We are party to employment agreements with Dr. Graves and Mr. Harvie, pursuant to which they are entitled to an enumerated base salary, are eligible to receive an annual target bonus equal to an enumerated percentage of base salary, and are generally entitled to participate in our employee benefit plans and arrangements. The employment agreements also provide that Dr. Graves and Mr. Harvie will be entitled to receive severance benefits upon certain qualifying terminations of employment, as described below under the heading “Other Potential Post-Employment Payments.” The term of these employment agreements will continue in effect until either we or the executive provides at least 30 days written notice of termination of the agreement.

Prior to their respective terminations of employment, we were party to employment agreements with Messrs. Dee and Greenspan, which also generally provided for base salary, annual target bonus, benefit participation and the payment of severance benefits upon certain qualifying terminations of employment. The employment agreements with Messrs. Dee and Greenspan were substantially similar to the agreement with Mr. Harvie, other than differences in base salary, target annual bonus percentage and severance. Messrs. Dee and Greenspan voluntarily resigned on September 10, 2010 and December 1, 2010, respectively, at which time their employment agreements terminated without the payment of severance pursuant thereto.

2007 Stock Incentive Plan

Effective as of April 7, 2006, our Board of Directors approved the 2007 Stock Incentive Plan, which is designed to assist us in stimulating the efforts of officers, employees, directors and consultants of the Company toward the Company’s continued success, encouraging stock ownership by such individuals, and obtaining, rewarding and retaining such individuals, by allowing grants of equity-based awards, including stock options, performance unit awards, restricted stock units, stock appreciation rights and stock awards.

Our Compensation Committee administers the 2007 Stock Incentive Plan and is authorized to, among other things, designate participants, grant awards, interpret the 2007 Stock Incentive Plan, establish, amend and rescind any rules and regulations relating to the 2007 Stock Incentive Plan, to determine the terms and provisions of award agreements and to make any other determinations that it deems necessary or advisable for the administration of the 2007 Stock Incentive Plan. Any action of the Compensation Committee will be final and binding on all participants.

Our 2007 Stock Incentive Plan reserves 58,858 shares of the Company’s Common Stock for issuance, subject to adjustment in the event of any recapitalization of the Company or similar event affected without the receipt of consideration by the Company. For purposes of determining the remaining shares of Common Stock available for grant under the 2007 Stock Incentive Plan, to the extent an award is forfeited or cancelled or expires or terminated without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for grant.

In the event of certain corporate reorganizations or other changes in the capital structure of the Company, awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Compensation Committee in its discretion in a manner consistent with the terms of the 2007 Stock Incentive Plan and related award agreements. The Board has the ability to amend or terminate the 2007 Stock Incentive Plan without stockholder approval, provided that the Board is required to obtain stockholder approval for any amendment that adversely affects the rights of participants, increases the number of shares of Common Stock available for awards, materially expands the classes of individuals eligible to participate, materially expands the types of awards available under the 2007 Stock Incentive Plan, or for which shareholder approval would otherwise be required under the rules of an applicable exchange.

The specific terms and conditions of FY 2011 grants made under the 2007 Stock Incentive Plan are described in detail above under the heading “Compensation Discussion and Analysis – Long-Term Incentives.”

Outstanding Equity Awards at Fiscal Year End January 31, 2011(1)(2)

The following table discloses for each named executive officer all shares of restricted stock and performance shares that have not yet vested and shares of the Company’s Common Stock underlying unexercised options as of January 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Jeffrey A. Graves	2,551 2,355 4,316 4,709 5,213 7,841	(3)	—	249.75 205.66 129.72 149.60 33.13 37.72	7/5/2015 1/26/2016 3/12/2015 5/1/2016 3/2/2017 5/3/2015	—	—	—	—
Ian J. Harvie	1,570 197 1,256 1,374 1,775 2,669	(3)	—	199.04 205.66 129.72 149.60 33.13 37.72	12/22/2015 1/26/2016 3/12/2015 5/1/2016 3/2/2017 5/3/2015	—	—	—	—
James D. Dee	—		—	—	—	—	—	—	—
Todd Greenspan	—		—	—	—	—	—	—	—

(1)	Outstanding equity awards in this table account for all forward and reverse stock splits that occurred prior to March 31, 2011.
(2)	All unvested and unexercisable awards were vested upon the change in control that occurred on December 23, 2010.
(3)	Represents stock appreciation rights granted on May 3, 2010.

Option Exercises and Stock Vested for Fiscal Year End January 31, 2011

None of our named executive officers exercised stock options or stock appreciation rights during FY 2011. The following executive officers vested in stock awards during FY 2011:

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2) (3)
Jeffrey A. Graves (3)	19,195	164,570
Ian J. Harvie (3)	6,423	54,447
James D. Dee (4)	392	16,410
Todd Greenspan	—	—

(1)	All stock awards in the table account for all forward and reverse stock splits that occurred prior to March 31, 2011
(2)	Value realized is based upon the closing price of the Company’s Common Stock on the applicable vesting date of each award.
(3)	Dr. Graves and Mr. Harvie had stock awards that vested as a result of the standard time-based vesting and accelerated vesting that occurred as a result of the change in control on December 23, 2010.
(4)	Mr. Dee had stock awards that vested as a result of the standard time-based vesting only.

Pension Benefits

None of our named executive officers participated in our Pension Plan and SERP during FY 2011.

Supplemental Executive Retirement Plan

We adopted a SERP, which was originally established in September 1997, covering executives whom our Board of Directors specifies from time to time. The SERP is a non-qualified, unfunded defined benefit compensation plan whose purpose is to provide upon retirement or other qualifying event additional benefits to participants. All of our executive officers are eligible to participate in the SERP but, to date the Board of Directors has not designated them as participants. The normal form of benefit under the SERP for an unmarried participant is a life annuity and for a married participant is a joint and 50% survivor annuity, although a married participant may elect to have benefits paid in a life annuity, subject to spousal consent. Participants become vested in their benefits under the SERP upon the earlier of the completion of 7 1/2 years of continuous employment with us or upon a change in control, as defined in the SERP. The maximum annual benefit for participants is $100,000 indexed annually by 4% beginning September 30, 1998. These maximum annual benefits are reduced by (1) the annual accrued benefit under the Pension Plan as of the retirement or other qualifying event (based on a monthly single life annuity) payable at normal retirement age (as defined in the Pension Plan) and (2) one-half of the participant’s social security benefit, as defined in the SERP, that would be payable as of retirement or other qualifying event.

Years of Employment Prior to Qualifying Event	Percentage Benefit
Less than 7.5	0.0
7.5	50.0
8	53.3
9	60.0
10	66.7
11	73.3
12	80.0
13	86.7
14	93.3
15 or more	100.0

Participants who retire before age 65 and after age 62 will receive the actual annual benefit calculated above reduced by 7% per year for each year prior to age 65.

For participants who we have continuously employed for at least five years, if the qualifying event is a change of control, the actual annual benefit is determined by multiplying the maximum annual benefit by a fraction (not to exceed 1), the numerator of which is the number of years the participant would have been employed if he/she were continuously employed by us through age 65, and the denominator of which is 15. For participants who have been continuously employed by us for less than five years, the actual annual benefit is 50% of the amount referred to in the previous sentence. Benefits paid on account of a change of control are made in a single lump sum. A participant’s SERP benefit may be forfeited in certain circumstances, including if the participant is terminated for cause or violates a covenant not to compete.

Upon the change in control that occurred on December 23, 2010 the accrued benefits were paid to participants in a single lump sum. There are no further payments due from the plan.

Non-Qualified Deferred Compensation

Under our non-qualified deferred compensation plan, eligible employees, including our named executive officers, may defer until a future date payment of all or any portion of their annual salary or annual incentive. The employee elects when he or she will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Code. The deferral earns a deferred return based on investments alternatives selected by the employee from a list we provide. The employee bears the investment risk. The cash deferred is transferred to the nonqualified deferred compensation plan administrator. None of our executive officers participated in our non-qualified deferred compensation plan.

Other Potential Post-Employment Payments

Benefits Provided Upon Termination of Employment

Each of the employment agreements with our named executive officers with whom employment agreements have been executed provide for certain benefits in the event of termination of employment. In the event that employment is terminated for any reason, the executive or their estate shall be paid within 15 business days after the date of termination:

•	their base salary through the date of termination;

•

any then-unpaid annual bonus or other incentive compensation that may have been earned pursuant to the terms of any of our applicable incentive compensation or bonus plans with respect to any fiscal year or other performance period completed prior to the date of termination;

•	any then-unused accrued vacation pay;

•

the executive, their beneficiaries and/or their estate, shall be entitled to any payments and benefits under our benefits and incentive plans and perquisite programs, in accordance with the respective terms of those plans and perquisite programs (including without limitation, any conversion option available under our life insurance plan(s)); and

•	the executive or their estate shall be reimbursed for any business expenses incurred prior to termination.

Non-Change-In-Control Severance Benefits

If we terminate the employment of Dr. Graves or Mr. Harvie without cause, other than as a result of death or disability, or if either executive terminates his employment after the occurrence of any action or inaction by us that constitutes a material breach of the employment agreement, and such termination is not within 6 months prior to or 24 months after a change in control (as defined in the employment agreements), then we must pay the executive the following non-change-in-control severance benefits, as applicable:

•	Dr. Graves:

•	Two times annual base salary in effect immediately before termination, plus $10,000;

•	Two times target bonus amount in effect immediately before termination;

•	The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Dr. Graves timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier; and

•	Life insurance coverage under our life insurance policy for 2 years following termination.

•	Mr. Harvie:

•	One times annual base salary in effect immediately before termination plus $10,000;

•	One times target bonus amount in effect immediately before termination;

•

The cost to provide Mr. Harvie and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Mr. Harvie timely elect COBRA coverage upon termination of employment, for 12 months after the termination or until Mr. Harvie obtain alternative coverage, if earlier; and

•	Life insurance coverage under our life insurance policy for 1 year following termination.

In general, we would pay the salary portion of these benefits through normal payroll installments through the period ending as of the end of the second month following the calendar year in which the termination occurs with the balance to be paid in a single lump sum within the 15-day period immediately following the end of the month in which the installment payments are to cease, and the bonus portion of these benefits when bonuses are paid to other senior executives of the Company for the calendar year in which the termination occurs, but in no event later than the 15th day of the third month following the calendar year in which the termination occurs.

The following table summarizes our estimated cost of severance payments had a qualifying event occurred on January 31, 2011:

Name	Base Salary ($)	Bonus ($)		Value of Continued Participation in Welfare Benefit Plans ($) (3)	Vacation Pay ($) (4)
Jeffrey A. Graves	1,110,000	770,000	(1)	47,569	17,276
Ian J. Harvie	360,000	180,000	(2)	8,803	23,077
James D. Dee (5)	—	—		—	—
Todd Greenspan (5)	—	—		—	—

(1)	Represents two times the target bonus payout from the FY 2011 AIP.
(2)	Represents one times the target bonus payout from the FY 2011 AIP.
(3)	Represents the estimated cost of two years of medical, life, dental, and Accidental Death and Dismemberment coverage for Dr. Graves, one year of medical, life, dental, and Accidental Death and Dismemberment coverage for Mr. Harvie.
(4)	Assumes a vacation payout of vacation carried over from Calendar Year 2010 plus one-twelfth of the 4 weeks of vacation provided for in the employment agreements for Dr. Graves and Mr. Harvie less vacation used during the month of January 2011.
(5)	Messrs. Dee and Greenspan were not employed on January 31, 2011 and not eligible for severance payments had a qualifying event occurred on January 31, 2011.

Change-In-Control Severance Benefits

Each of the employment agreements provide for certain benefits in the event of a change in control. The employment agreements provide for double trigger change-in-control severance benefits. A change-in-control termination means the occurrence of any of the following 6 months before or within 24 months after a change in control:

•

the executive terminates his employment with us due to our material breach of his employment agreement within 6 months prior to the change in control or pursuant to a termination for good reason, as defined in the employment agreements, within 24 months after the change in control; or

•

we terminate the executive’s employment for any reason other than death, disability or cause. If the executive’s employment is terminated in such a manner 6 months before or within 24 months after a change in control, the executive will receive, subject to the execution of a release, the payments and benefits set forth below in consideration of the Executive’s agreements under their Employment

Agreement, including but not limited to the Executive’s agreement not to compete with us for a period of one year after a change-in-control termination; provided, however, that we will reduce any payment made or benefit provided upon a change in control by any amount paid or payable to the executive or the executive’s family with respect to the same type of payment or benefit under any other plans to avoid duplication of payments or benefits.

If a change-in-control termination occurs, we must pay the executive officer the following change-in-control severance benefits, as applicable:

•	Dr. Graves:
•	Three times annual base salary in effect immediately before termination, plus $10,000;

•	Three times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) Dr. Graves’ target bonus percentage times base salary;

•

The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided the executive officer timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier;

•	Life insurance coverage under our life insurance policy for 2 years following termination;

•	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;

•	Outplacement services for one year;

•	Gross-up payment for any taxes or penalties imposed under Code Section 409A; and

•	Gross-up payment for any payment that would be subject to an excise tax imposed by Code Section 4999.

•	Mr. Harvie:

•	Two times annual base salary in effect immediately before termination, plus $10,000;

•	Two times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) Mr. Harvie’s target bonus percentage times base salary;

•

The cost of health and medical coverage under our health and medical plans for Mr. Harvie and his eligible beneficiaries (if applicable), provided that Mr. Harvie timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Mr. Harvie obtains alternative coverage, if earlier;

•	Life insurance coverage under our life insurance policy for 2 years following termination;

•	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;

•	Outplacement services for one year;

•	Gross-up payment for any taxes or penalties imposed under Code Section 409A; and

•	Gross-up payment for any payment that would be subject to an excise tax imposed by Code Section 4999.

Dr. Graves and Mr. Harvie will receive the base salary, annual bonus payments and any applicable gross-up payment due under these agreements in a lump sum immediately following termination with respect to a change in control.

The following table summarizes the estimated cost to C&D of change-in-control payments and benefits for each named executive officer, had a qualifying event occurred on January 31, 2011:

Name	Base Salary and Target Bonus ($)	Value of Continued Participation in Welfare Benefit Plans ($) (1)	Fair Market Value of Accelerated Vesting of Equity Compensation ($)	Value of Outplacement Services ($) (2)	Vacation Pay (3)	Excise Tax Gross-Up ($) (4)
Jeffrey A. Graves	2,815,000	71,353	0	20,000	17,276	1,164,189
Ian J. Harvie	1,090,000	17,605	0	20,000	23,077	0
James D. Dee (5)	—	—	—	—	—	—
Todd Greenspan (5)	—	—	—	—	—	—

(1)	Represents the estimated cost of three years of medical, life, dental, and Accidental Death and Dismemberment coverage for Dr. Graves and two years of medical, life, dental, and Accidental Death and Dismemberment coverage for Mr. Harvie.
(2)	The agreements state that C&D shall provide the executive with outplacements services at an appropriate level through an outplacement firm of the executive’s choice for up to one year. We believe that the values shown in this column are a reasonable estimate of the potential costs of outplacement services.
(3)	Assumes a vacation payout of vacation carried over from Calendar Year 2010 plus one-twelfth of the 4 weeks of vacation provided for in the employment agreements for Dr. Graves and Mr. Harvie less vacation used during the month of January 2011
(4)	Calculations assume an excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current state income tax rate for the States of residence for the executive officers.
(5)	Messrs. Dee and Greenspan were not employed on January 31, 2011 and not eligible for change-in-control payments had a qualifying event occurred on January 31, 2011.

Director Compensation

The Board of Directors compensation program from February 1, 2010 to December 23, 2010 consisted of the following:

•

Annual Retainer: We pay our Chairman of the Board an annual retainer of $65,000 and our other non-employee Directors an annual retainer of $25,000. They may elect to receive any portion of the annual retainer in shares of our Common Stock.

•	Quarterly Meeting Fees Retainer: We pay each non-employee Director a quarterly meeting fee retainer of $2,750 per quarter.

•	Quarterly Committee Retainer: We pay each non-employee Director a quarterly committee retainer as follows:

•	Chairperson – Audit Committee: $2,500 plus Member Compensation

•	Chairperson – Compensation Committee: $1,500 plus Member Compensation

•	Chairperson – Nominating/Corporate Governance Committee: $1,250 Plus Member Compensation

•	Member – Audit Committee: $2,375

•	Member – Compensation Committee: $1,750

•	Member – Nominating/Corporate Governance Committee: $1,000

•

Annual Equity Grant: We grant our non-employee Directors equity with a value of $45,000. FY2011 equity grants were made in the form of 100% cash that cliff vests after one year or upon change of control

The Board of Directors compensation program from December 23, 2010 to January 31, 2011 consisted of the following:

•	Annual Retainer: We pay our Chairman of the Board an annual retainer of $150,000 and our other non-employee Directors an annual retainer of $50,000.

•	Annual Committee Retainers. We pay each non-employee Director an annual committee retainer as follows:

•	Chairperson – Audit Committee: $20,000

•	Chairperson – Other Committee: $10,000

•	Member – Audit Committee: $10,000

•	Member – Other Committee: $5,000

•	Other Meeting Fees – We will pay $1,000 for each meeting (in person or by phone) that exceeds 10 Board and 10 Committee meetings in any year.

•

Long-Term Incentives: We approved an initial grant of 2,119,596 nonqualified stock options (60,560 after taking into account the 35:1 reverse stock split that occurred on March 15, 2011) to each of our non-employee directors, except Mr. Arden, that is meant to cover long-term incentive grants for the next 3 years. These nonqualified stock options vest 33 1/3% on the each of the 1st, 2nd and 3rd anniversaries of the date of grant and or upon death, disability or a change in control. The grant will be made upon shareholder approval of the 2011 C&D Technologies, Inc. Stock Option Plan.

The following table provides a summary of Director compensation for FY 2011:

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)	Option Awards ($) (3) (4)	Total ($)
Todd Arden (5)	$0		$0	$0	$0
Pamela L. Davies Former Chairperson, Compensation Committee	$88,807		$0	$0	$88,807	(6)
Kevin P. Dowd	$133,154	(2)	$0	$0	$133,154
James J. Gaffney Chairperson, Compensation Committee	$6,522		$0	$0	$6,522	(7)
Michael Gallagher Chairperson, Nominating / Corporate Governance Committee	$7,609		$0	$0	$7,609	(7)
David S. Gee Former Director	$83,443		$0	$0	$83,443	(6)
William Harral III Former Chairperson, Nominating / Corporate Governance Committee	$91,489		$0	$0	$91,489	(6)
Robert I. Harries Former Director	$69,193		$0	$0	$69,193	(6)
Andrew Hines Chairperson, Audit Committee	$7,609		$0	$0	$7,609	(7)
George MacKenzie Former Director	$89,254		$0	$0	$89,254	(6)
Stanley W. Silverman Former Director	$85,678		$0	$0	$85,678	(6)
David Treadwell	$17,391		$0	$0	$17,391	(7)
Ellen C. Wolf Former Chairperson, Audit Committee	$94,618		$0	$0	$94,618	(6)

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for the chairperson of the committees and Chairman of the Board and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the nonqualified deferred compensation plan for Directors.
(2)	Mr. Dowd elected to take his entire $65,000 annual retainer in phantom shares of stock that were deferred under the nonqualified deferred compensation plan for Directors on July 1, 2010.
(3)	At January 31, 2011, Directors had outstanding vested stock options as follows: Mr. Dowd – 47,764.

(4)	Messrs. Dowd, Gaffney, Gallagher, Hines and Treadwell will receive 60,560 nonqualified stock options upon shareholder approval of the 2011 C&D Technologies, Inc. Stock Option Plan and after taking into account the 35:1 reverse stock split that occurred on March 15, 2011.
(5)	Pursuant to an agreement between Mr. Arden and Angelo, Gordon and Co., Mr. Arden is not permitted to accept any compensation for his service on the Company’s Board of Directors.
(6)	Reflects compensation for the period of February 1, 2010 to December 23, 2010
(7)	Reflects compensation for the period of December 23, 2010 to January 31, 2010

The Nominating/Corporate Governance Committee previously approved stock ownership guidelines for the Company’s independent members of the Board of Directors, which provide that each of the directors is expected to own a minimum of 25,000 shares of our Common Stock within five years of the date he/she joins or Board of Directors. The number of shares owned by each director is set forth in the stock ownership table in the section titled Security Ownership of Certain Beneficial Owners and Management.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of 10% or more of the Common Stock to file with the SEC initial reports of ownership and periodic reports of changes in ownership of the Common Stock and to provide copies of those filings to us. Based upon a review of those copies and written representations, we believe that for the fiscal year ended January 31, 2011 all of these reports were filed on a timely basis.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of C&D.

ANNUAL REPORT

We are mailing our Annual Report on Form 10-K for the fiscal year ended January 31, 2011 together with this Proxy Statement to stockholders of record of C&D as of the close of business on April 20, 2011. We will provide additional copies, without charge, upon the request of stockholders. To obtain copies, you should contact us in writing at C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, Attention: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

ARIA A. KLEES
Secretary

We request that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful and we appreciate your cooperation.

C&D Technologies, Inc.

WO#

00103

FOLD AND DETACH HERE

Please complete, date, sign and return this proxy promptly, using the enclosed envelope. No postage is required if mailed in the United States of America

Please mark your votes as indicated in this example

The Board of Directors of C&D Technologies, Inc. recommends a vote FOR the nominees for directors set forth in Proposal 1 and FOR Proposal 2.

1. Election of Directors: FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL

Nominees:

01 David L. Treadwell

02 Todd W. Arden

03 Kevin P. Dowd

04 James J. Gaffney

05 Michael Gallagher

06 Jeffrey A. Graves

07 Andrew P. Hines

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Ratification of the appointment of

PricewaterhouseCoopers LLP as the independent

registered public accounting firm for the fiscal year ending January 31, 2012.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournment of the meeting.

Please sign exactly as your name appears below and fill in date.

Please sign exactly as your name appears on this proxy and fill in the date. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign as custodian, not the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

Signature Signature Date

You can now access your C&D Technologies, Inc. account online.

Access your C&D Technologies, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for C&D Technologies, Inc. now makes it easy and convenient to get current information on your shareholder account.

View account status • View payment history for dividends

View certificate history • Make address changes

View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

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TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

*Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.cdtechno.com/proxymaterials/

PROXY C&D TECHNOLOGIES, INC.

1400 Union Meeting Road, Blue Bell, Pennsylvania 19422-0858

Solicited by the Board of Directors for the Annual Meeting of Stockholders

To Be Held at The Iron Horse Hotel, 500 West Florida Street, Milwaukee, Wisconsin

Thursday, June 2, 2011

The undersigned hereby appoints Ian J. Harvie and Jeffrey A. Graves, or either of them, with the power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated on the other side, all shares of Common Stock of C&D Technologies, Inc. held of record by the undersigned at the close of business on April 20, 2011, at the Annual Meeting of Stockholders to be held on Thursday, June 2, 2011, at 9:00 a.m., and at any adjournment of that meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be signed on the other side) WO#

00103